EXHIBIT 3.1

CERTIFICATE OF AMENDMENT OF

RESTATED CERTIFICATE OF INCORPORATION

OF CLEVELAND BIOLABS, INC.

It is hereby certified that:

1. The name of the corporation (hereinafter called the “Corporation”) is Cleveland BioLabs, Inc. The date of the filing of its Certificate of Incorporation with the Secretary of State of the State of Delaware was June 5, 2003 under the name “Cleveland BioLabs, Inc.” A Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 18, 2010, and a Certificate of Amendment was filed on June 20, 2013.

2. The Restated Certificate of Incorporation, filed on March 18, 2010, as amended, is hereby further amended to change the capitalization of the Corporation by adding the following to the end of Article FOURTH:

“Upon the effectiveness of the Certificate of Amendment to the Restated Certificate of Incorporation, as amended, to effect a plan of recapitalization of the Common Stock by effecting a 1-for-20 reverse stock split with respect to the issued and outstanding shares of the Common Stock (the “Reverse Stock Split”), without any change in the powers, preferences and rights or qualifications, limitations or restrictions thereof, such that, without further action of any kind on the part of the Corporation or its stockholders, every twenty (20) shares of Common Stock outstanding or held by the Corporation in its treasury on January 28, 2015 (the “Effective Date”) shall be changed and reclassified into one (1) share of Common Stock, $0.005 par value per share, which shares shall be fully paid and nonassessable shares of Common Stock. There shall be no fractional shares issued. A holder of record of Common Stock on the Effective Date who would otherwise be entitled to a fraction of a share shall, in lieu thereof, be entitled to receive one full share.”

3. The Amendment of Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

EXECUTED, this 27th day of January, 2015.

Cleveland BioLabs, Inc.

By:	/s/ Yakov Kogan

Yakov Kogan
Chief Executive Officer